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                                                                    EXHIBIT 10.3



                                   EXHIBIT A

                             AMENDMENT NO. 2 TO THE
                       PLANTRONICS, INC. 1993 STOCK PLAN


     The Plantronics, Inc. 1993 Stock Plan (the "Plan") is hereby amended effective as of July 30, 1998, as follows:

     FIRST: Section 3 of the Plan is hereby amended in its entirety to read as follows:

            "Stock Subject to the Plan. Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 5,459,242 Shares. The 5,459,242 Share amount reflects (i) the 1,589,621 Shares originally authorized, (ii) the 490,000 Share increase on April 23, 1996 (reflected in Amendment No. 1 to the 1993 Stock Plan), (iii) the 2:1 stock split effected September 1, 1997 and (iv) the 1,300,000 share increase approved by the Company's stockholders on July 30, 1998. The Shares may be authorized, but unissued, or reacquired Common Stock, or both.

            If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan. However, should the Company reacquire Shares which were issued pursuant to the exercise of an Option, such Shares shall not become available for future grant under the Plan."

     SECOND: In all other respects, the Plan is hereby ratified and confirmed.